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                                                                     EXHIBIT 2.2


                            DATED: NOVEMBER 29th, 2002




                     AGREEMENT TO AMEND SHARE SALE AGREEMENT

                                     BETWEEN

                          CONSOLIDATED WATER CO. LTD.

                                       AND

                   WILLIAM T. ANDREWS AND MARGARET D. ANDREWS



















                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                 P.O. BOX 709 GT
                                   MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS


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                     AGREEMENT TO AMEND SHARE SALE AGREEMENT


THIS AGREEMENT TO AMEND SHARE SALE AGREEMENT is made this 29th day of November 2002


BETWEEN:

(1) CONSOLIDATED WATER CO. LTD., formerly Cayman Water Company Limited, of Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman (hereinafter "the Purchaser") of the first part; and


(2) WILLIAM T. ANDREWS and MARGARET D. ANDREWS of 12 Chapel Road, Paget, PG 02, Bermuda (the "Vendors") of the second part.


 WHEREAS:

The parties hereto entered into a Share Sale Agreement dated October 4, 2002 (the "Share Sale Agreement").

The Share Sale Agreement provided at Clause 9.8 that the Share Sale Agreement could be modified by an instrument in writing signed by the duly authorised representatives of the parties.

The completion of the Share Sale Agreement was made conditional on the happening of certain events on or before November 29, 2002, and the parties have agreed that the conditions precedent to the Share Sale Agreement are unlikely to be satisfied by that date and accordingly the parties have agreed to enter into this amending agreement to provide for the later completion date and the consequences thereof.


NOW IT IS HEREBY AGREED as follows:

1. Clauses 4.2 and 4.3 of the Share Sale Agreement are each amended by deleting "November 29, 2002", wherever it appears, and substituting therefor "December 31, 2002".

2. Clause 5.1 of the Share Sale Agreement is amended by deleting "November 29, 2002", and substituting therefor "December 31, 2002".

3. The Share Sale Agreement is amended by adding the following clauses after clause 3.7:

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         "3.8 Only in the event that both or either of:

         (i) the "Total Current Assets of DesalCo Group" and "Total Current Liabilities of DesalCo Group"; and/or

         (ii) the "Actual Gross Equity of OCC" and the "Actual Gross Equity of OCBVI"

         have not been agreed or determined pursuant to clause 3.2 or 3.3, respectively, within 2 Business Days prior to Completion, then the amount of cash payable at Completion by the Purchaser to the Vendors shall be an initial payment (the "Initial Payment") being the Purchase Price that would have been payable had Completion taken place on 29th November, 2002.

         3.9 In the event that clause 3.8 becomes applicable, within 5 Business Days after the "Total Current Assets of DesalCo Group" and "Total Current Liabilities of DesalCo Group" have been determined by the Company's Auditors and the "Actual Gross Equity of OCC" and the "Actual Gross Equity of OCBVI" have been determined by OCC's Auditors and OCBVI's Auditors respectively pursuant to clause 3.2 and 3.3 or otherwise agreed between the parties an adjusting payment, calculated as the Purchase Price less the Initial Payment (the "Adjusting Payment"), shall be made by the Purchaser to the Vendors, if the Adjusting Payment is a positive amount, or by the Vendors to the Purchaser, if the Adjusting Payment is a negative amount. All determinations to be made by Auditors under clauses 3.2 and 3.3 shall be made within 60 days of Completion unless the parties have already agreed the relevant amounts between themselves."

4. The Share Sale Agreement is amended by inserting in clause 5.7 after "Purchase Price" the words "or the Initial Payment as calculated pursuant to clause 3.8, if applicable"

5. Except as expressly modified by this Agreement, the Share Sale Agreement continues in full force and effect according to its terms.

AS WITNESS WHEREOF the parties hereto have set their hands the date first above written.

SIGNED for and on behalf of )
Consolidated Water Co. Ltd. )
by Jeffrey M. Parker        )
in the presence of:         )
                            )


/s/ Frederick W. McTaggart                   /s/ Jeffrey M. Parker
---------------------------------------     ------------------------------------
Witness


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SIGNED by William T, Andrews )
in the presence of:          )
                                             /s/ William T. Andrews
                                            ------------------------------------
                                            William T. Andrews
/s/ John Wolf
---------------------------------------
Witness:
Witness name:  John Wolf
Address:     P.O. Box 884 GT, Grand Cayman
Occupation:  Attorney-at-Law


SIGNED by Margaret D. Andrews )             /s/ Margaret D. Andrews
in the presence of:           )             ------------------------------------
                                             Margaret D. Andrews

/s/ Donna Stamper
---------------------------------------
Witness:
Witness name:  Donna Stamper
Address:     95 South Road, Paget, Bermuda
Occupation:  Administration Manager